                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Filed by the Registrant                   [X]
     Filed by a Party other than the
       Registrant                              [ ]

     Check the appropriate box:
     [ ]       Preliminary Proxy Statement
     [ ]       Confidential, for the Use of the Commission Only (as permitted by
               Rule 14a-6(e)(2))
     [X]       Definitive Proxy Statement
     [ ]       Definitive Additional Materials
     [ ]       Soliciting Material Pursuant to sec. 240.14a-11(c) or
               sec. 240.14a-12

                            GROUP 1 AUTOMOTIVE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):
[X]       No fee required
[ ]       Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
          0-11
          1) Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------
          2) Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------
          3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (Set forth the amount on which the filing fee is calculated and state how it was determined:)

          ----------------------------------------------------------------------
          4) Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------
          5) Total fee paid:

          ----------------------------------------------------------------------
[ ]       Fee paid previously by written preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the Form or Schedule and the date of its filings.
          1) Amount Previously Paid:

          ----------------------------------------------------------------------
          2) Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------
          3) Filing Party:

          ----------------------------------------------------------------------
          4) Date Filed:

          ----------------------------------------------------------------------

                            GROUP 1 AUTOMOTIVE, INC.
                                 HOUSTON, TEXAS

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 28, 1998

To the Stockholders:

     The 1998 Annual Meeting of Stockholders (the "Annual Meeting") of Group 1 Automotive, Inc. (the "Company") will be held on Thursday, May 28, 1998 at 10:00 a.m., local time, at Chase Bank of Texas, Mezzanine Level, 707 Travis Street, Houston, Texas, for the following purposes:

          1. To elect two directors to serve until the 2001 Annual Meeting of Stockholders;

          2. To ratify the appointment of Arthur Andersen LLP as independent accountants of the Company for the year ended December 31, 1998; and

          3. To consider and act upon such other business as may properly come before the meeting or any adjournments thereof.

     The close of business on April 8, 1998, has been fixed as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK THAT YOU SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A SELF-ADDRESSED, POSTAGE PAID ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. RETURNING THE PROXY WILL NOT LIMIT YOUR RIGHT TO VOTE IN PERSON OR TO ATTEND THE MEETING, BUT WILL ENSURE YOUR REPRESENTATION IF YOU DO NOT ATTEND.

                                            By Order of the Board of Directors

                                            /s/ JOHN S. WATSON
                                            John S. Watson
                                            Secretary
Houston, Texas
April 21, 1998

                            GROUP 1 AUTOMOTIVE, INC.
                            950 ECHO LANE, SUITE 350
                              HOUSTON, TEXAS 77024

                                 APRIL 21, 1998

                                PROXY STATEMENT

                              GENERAL INFORMATION

PROXY SOLICITATION

     This proxy statement is furnished to the stockholders of Group 1 Automotive, Inc., a Delaware corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company (the "Board"). The proxies are to be voted at the 1998 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 28, 1998 at 10:00 a.m., local time, at Chase Bank of Texas, Mezzanine Level, 707 Travis Street, Houston, Texas, and any adjournments thereof, for the purposes set forth in the accompanying notice. The Board is not aware of any other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies.

     The solicitation of proxies by the Board will be conducted primarily by mail. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. The Company will reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of common stock of the Company ("Common Stock"). The costs of the solicitation will be borne by the Company. This proxy statement and the accompanying form of proxy have been mailed to stockholders on or about April 21, 1998.

RECORD DATE AND VOTING RIGHTS

     As of April 8, 1998, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 16,928,278 shares of Common Stock. Each share of Common Stock entitles the holder to one vote on each matter presented at the meeting. Common Stock is the only class of outstanding securities of the Company entitled to notice of, and to vote at, the Annual Meeting. A majority of the outstanding shares of Common Stock will constitute a quorum at the meeting. Abstentions and "broker non-votes" are counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Abstentions are counted in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

VOTING OF PROXY; REVOCABILITY

     Proxies will be voted in accordance with the directions specified thereon and otherwise in accordance with the judgment of the persons designated as proxies. Any proxy on which no direction is specified will be voted FOR the election of the nominees named herein to the Board and FOR the ratification of the appointment of Arthur Andersen LLP as the Company's independent accountants. Any proxy may be revoked at any time prior to its exercise by delivery to the Secretary of the Company of written notice of revocation or a duly executed proxy bearing a later date, or by voting in person at the meeting.

ANNUAL REPORT

     The Company's annual report on Form 10-K for the year ended December 31, 1997 (the "1997 10-K") as filed with the Securities and Exchange Commission including the financial statements and the financial statement schedules thereto, accompanies this Proxy Statement. Stockholders are referred to that report for financial and other information about the activities of the Company.

                                     ITEM 1

                             ELECTION OF DIRECTORS

NOMINEES

     Two directors are to be elected at the Annual Meeting. The Company's Certificate of Incorporation provides for a classified Board. Thus, the Board is divided into Classes I, II and III, the terms of office of which are currently scheduled to expire on the dates of the Company's Annual Meetings of Stockholders in 2000, 1998 and 1999, respectively. Sterling B. McCall, Jr. and Bennett E. Bidwell have been nominated to serve as Class II Directors and, if elected, will serve until the Company's 2001 Annual Meeting of Stockholders and until their respective successors shall have been elected and qualified. Each of the nominees for director currently serves as a director of the Company. The remaining four directors named below will not be required to stand for election at the Annual Meeting because their present terms expire in either 1999 or 2000. A plurality of the votes cast in person or by proxy by the holders of Common Stock is required to elect a director. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the election of directors assuming a quorum is present or represented by proxy at the Annual Meeting. Stockholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy will be voted for the election of the nominees listed below. Although the Board does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other persons(s) as may be nominated by the Board.

     The following table sets forth certain information, as of the date of this Proxy Statement, regarding the nominees and the other directors of the Company.

                                                                                       DIRECTOR
                                           POSITION AND OFFICES WITH THE COMPANY        SINCE     AGE
                                           -------------------------------------       --------   ---
CLASS II NOMINEES
Sterling B. McCall, Jr..............  Director, President of McCall Group                1996     63
Bennett E. Bidwell..................  Director                                           1997     70
CLASS I DIRECTORS
B.B. Hollingsworth, Jr..............  Chairman, President and Chief Executive Officer    1996     55
Robert E. Howard, II................  Director, President of Howard Group                1997     51
CLASS III DIRECTORS
Charles M. Smith....................  Director, President of Smith Group                 1995     52
John H. Duncan......................  Director                                           1997     70

CLASS II NOMINEES

     STERLING B. MCCALL, JR. has served as Director of the Company since August 1996. Mr. McCall has served as President of McCall Group since November 1997. Mr. McCall has over 29 years experience in the automotive retailing industry and, prior to November 1997, was Chairman of Sterling McCall Toyota and Sterling McCall Lexus, both subsidiaries of the Company that were acquired by the Company in November 1997. He served as President or Chairman of Sterling McCall Toyota and Sterling McCall Lexus since their inception in 1969 and 1989, respectively. He is a former Director of the American International Automobile Dealers Association, a former Director and Chairman of the Houston Automobile Dealers Association, a former Chairman of the Gulf States Toyota Dealer Council, and a former Director of the Texas Automobile Dealers Association. Mr. McCall has won the Time Magazine Quality Dealer Award and the Sports Illustrated Dealer of Distinction Award.

     BENNETT E. BIDWELL has served as Director of the Company since June 1997. Mr. Bidwell joined Chrysler Corporation as Executive Vice President in 1983 and was elected to its board of directors in that same year. He was named Vice Chairman of Chrysler Corporation in 1985, Vice Chairman of Chrysler Motors Corporation in 1987 and President -- Product and Marketing of Chrysler Motors Corporation in 1988. From

1988 to 1990, Mr. Bidwell served as Chairman of Chrysler Motors Corporation. Mr. Bidwell retired from Chrysler Corporation in 1993. Prior to joining Chrysler, Mr. Bidwell spent 27 years with Ford Motor Company, and from 1981 to 1983 he was President and Chief Operating Officer of The Hertz Corporation. His past directorships include National Steel Corporation (1981-1983) and McDonald & Company Securities, Inc. (1992-1995). Mr. Bidwell currently serves as a director for International Management Group, Budd Company and Kelly Management Group.

CLASS I DIRECTORS

     B.B. HOLLINGSWORTH, JR. has served as Chairman of the Company since March 1997 and as President and Chief Executive Officer of the Company since August 1996. Mr. Hollingsworth has been a director of the Company since August 1996. Prior to joining the Company, Mr. Hollingsworth spent nineteen years with Service Corporation International ("SCI"), where he directed an acquisition program that established SCI as the world's leading consolidator of the funeral industry. He joined SCI in 1967, was then named Vice President for Corporate Development, was named Vice President and Chief Financial Officer in 1972, and was elected President and named Director in 1975. He served as President and Director of SCI from 1975 until retirement in 1986. From 1986 to 1996, Mr. Hollingsworth served as a consultant to SCI. Prior to November 1997, Mr. Hollingsworth was a shareholder and director of Foyt Motors, Inc., a subsidiary of the Company that was acquired by the Company in November 1997. He has served as a director of several public and private companies.

     ROBERT E. HOWARD, II has served as a Director of the Company since April 1997. Mr. Howard has served as President of Howard Group since November 1997. Mr. Howard has more than 28 years experience in the automotive retailing industry. From 1969 to 1977, he served in various management positions at franchised dealerships. From 1978 to November 1997, he served as Chairman of Howard Pontiac-GMC, Inc., a franchised dealership acquired by the Company in November 1997. Prior to November 1997, Mr. Howard was also Chairman of the following companies acquired by the Company in November 1997: Bob Howard Chevrolet, Bob Howard Honda/Acura, Bob Howard Toyota and Bob Howard Dodge. He was a recipient of the 1997 Time Magazine Quality Dealer Award and presently serves as Chairman of the Oklahoma Motor Vehicle Commission and as a Director of the Oklahoma City Metropolitan Automobile Dealers Association.

CLASS III DIRECTORS

     CHARLES M. SMITH has served as Director of the Company since its formation in December 1995. Mr. Smith has served as President of Smith Group since November 1997. Mr. Smith has more than 29 years experience in the automotive retailing industry. From 1968 to 1980, he served in various capacities in dealerships owned and operated by the Smith family. From 1980 to 1985, he owned and operated his own automobile dealership. From 1985 to November 1997, he served as managing partner of Smith & Liu Management Company, the management entity for the Smith Group dealerships, which were acquired by the Company in November 1997. He is the former Chairman of the American International Automobile Dealers Association and is Vice Chairman of the Texas Automobile Dealers Association. He has won the Time Magazine Quality Dealer Award and the Sports Illustrated All-Star Dealer Award.

     JOHN H. DUNCAN has served as Director of the Company since June 1997. Since 1988, Mr. Duncan has been a private investor with holdings in the automotive, oil and gas and real estate industries. From 1958 to 1968, Mr. Duncan served as President of Gulf & Western Industries, a company which he co-founded. Mr. Duncan currently serves as a director, Chairman of the Executive Committee and member of the Compensation Committee of Enron Corporation and a director and Chairman of the Compensation Committee of Enron Oil Trading & Transportation. Mr. Duncan also serves on the Board of Trustees of Southwestern University, the Board of Trustees of the Texas Heart Institute and the Board of Visitors of the University of Texas (M.D. Anderson) Cancer Foundation.

     THE BOARD RECOMMENDS A VOTE FOR EACH OF THE PROPOSED NOMINEES.

EXECUTIVE OFFICERS

     Set forth below are the Company's executive officers together with their positions and ages.

NAME                                   AGE                           POSITION
----                                   ---                           --------
B.B. Hollingsworth, Jr...............  55    Chairman, President and Chief Executive Officer
John T. Turner.......................  54    Senior Vice President -- Corporate Development
Scott L. Thompson....................  39    Senior Vice President -- Chief Financial Officer and
                                             Treasurer
Frank R. Todaro......................  51    Vice President -- Corporate Services

     A description of Mr. Hollingsworth's work experience is set forth above under "-- Nominees." Set forth below is a brief description of the business experience of Messrs. Turner, Thompson and Todaro.

     JOHN T. TURNER has served as the Company's Senior Vice
President -- Corporate Development since December 1996. Prior to joining the Company, Mr. Turner functioned as Managing Director -- Corporate Development, Europe for SCI. From 1990 to 1993, Mr. Turner served as Senior Vice
President -- Operations and Director of The Loewen Group, Inc. From 1986 to 1990, he served as President and Director of Paragon Family Services, Inc. From 1981 to 1986, he served as Senior Vice President -- Corporate Development for SCI. Mr. Turner was a partner in Arthur Young & Company from 1977 to 1981. Currently, he is a director of Metamor Worldwide, Inc.

     SCOTT L. THOMPSON has served as Senior Vice President -- Chief Financial Officer and Treasurer of the Company since December 1996. From 1991 to 1996, Mr. Thompson served as Executive Vice President, Operations and Finance for KSA Industries, Inc., a diversified enterprise with interests in automotive retailing, energy and professional sports. Among Mr. Thompson's other responsibilities within the KSA group of companies, he served as a Vice President and director of three Houston-area automobile dealerships with aggregate annual revenues of $180 million. Additionally, in connection with his position at KSA Industries, Inc. he served as a director of Adams Resources Energy, Inc., a public oil and gas company. He is a Certified Public Accountant, and from 1980 to 1991 he held various positions with Arthur Andersen LLP.

     FRANK R. TODARO has served as Vice President -- Corporate Services of the Company since March 1997. From 1993 to 1997, Mr. Todaro served as a self-employed consultant providing marketing and management consulting services. From 1985 to 1993, Mr. Todaro was a Principal with Ernst & Young where he served as the Director of General Management Consulting and later the Director of Marketing. From 1972 to 1985, Mr. Todaro served in various managerial and sales positions with engineering consulting firms.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Common Stock as of March 31, 1998 by (i) each person known by the Company to own beneficially more than five percent of its outstanding Common Stock, (ii) the Company's Chief Executive Officer and each of the Company's other executive officers who are named in the Summary Compensation table, (iii) each of the Company's directors and (iv) all executive officers and directors as a group. All persons listed have an address c/o of the Company's principal executive offices and have sole voting and dispositive power over the shares of Common Stock indicated as owned by such person unless otherwise indicated.

                                                                    BENEFICIAL
                                                                   OWNERSHIP(1)
                                                              ----------------------
NAME OF BENEFICIAL OWNERS                                      SHARES        PERCENT
-------------------------                                     ---------      -------
B.B. Hollingsworth, Jr......................................    579,868        3.4%
John T. Turner..............................................     55,110        *
Scott L. Thompson...........................................     46,080        *
Robert E. Howard, II........................................  2,998,805(2)    17.8
Sterling B. McCall, Jr......................................  1,461,031(3)     8.7
Charles M. Smith............................................    712,481        4.2
John H. Duncan..............................................    198,368        1.2
Bennett E. Bidwell..........................................         --        *
James S. Carroll............................................  1,052,267(4)     6.2
All directors and executive officers as a group (9 persons
  including the directors and executive officers named
  above)....................................................  6,052,163       35.6

---------------

 *  Less than 1%

(1) Under the regulations of the Securities Exchange Commission (the "Commission"), shares are deemed to be "beneficially owned" by a person if he directly or indirectly has or shares the power to vote or dispose of such shares, whether or not he has any pecuniary interest in such shares, or if he has the right to acquire the power to vote or dispose of such shares within 60 days, including any right to acquire such power through the exercise of any option, warrant or right. The shares beneficially owned by Messrs. Hollingsworth, Turner and Thompson include 33,400, 55,110 and 40,080 shares, respectively, that may be acquired by such person within 60 days through the exercise of stock options. The shares owned by the executive officers and directors as a group include 128,590 shares that may be acquired by such persons within 60 days through the exercise of stock options.

(2) Includes (i) 592,303 shares held in escrow with Chase Bank of Texas pending the approval by General Motors Corporation of an acquisition by the Company of a Chevrolet dealership in Tulsa, Oklahoma from Mr. Howard, (ii) 780,000 shares held by Howard Investments, L.L.C., which is controlled by Mr. Howard and (iii) 25,450 shares held by Century Reinsurance Company, Inc., which is controlled by Mr. Howard.

(3) Includes (i) 637,475 shares owned by SMC Investment, Inc., which is controlled by Mr. McCall; (ii) 250,248 shares owned by Gulf Coast Family Limited Partnership, which is controlled by Mr. McCall, (iii) 106,041 shares owned by SBM-T Family Limited Partnership, which is controlled by Mr. McCall and (iv) 30,629 shares owned by Mr. McCall's spouse.

(4) Includes 1,052,267 shares held by J. C. World Limited Partnership, which is indirectly controlled by Mr. Carroll.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board met four times in 1997. Each Board member attended all of the meetings of the Board (held during the period for which he was a director) and all of the meetings of the committees on which he served.

     The Board has established an Audit Committee and a Compensation Committee to act on behalf of the Board and to advise the Board with respect to specific matters. The Board does not have a standing nominating committee or a committee that performs a similar function. The responsibilities of the Audit Committee and Compensation Committee are as follows:

     AUDIT COMMITTEE. The Audit Committee is comprised entirely of directors who are not officers of the Company. The Audit Committee has been established to discuss the scope and plan of the annual audit of the books and records of the Company; to review, evaluate and advise the Board with respect to the engagement of independent public accountants; to review the adequacy of internal accounting procedures, and to review audit results. Messrs. Bidwell and Duncan are members of the Audit Committee, which held no meetings in 1997.

     COMPENSATION COMMITTEE. The Compensation Committee is comprised entirely of directors who are not officers of the Company. The Compensation Committee's function is to review the compensation levels of the Company's executive officers, to administer the Company's stock option and incentive stock plans and to authorize bonuses, awards under such plans and any other form of remuneration. Messrs. Bidwell and Duncan are members of the Compensation Committee, which held two meetings in 1997.

                             EXECUTIVE COMPENSATION

     The following table sets forth annual and long term compensation for services in all capacities to the Company and its subsidiaries for the years ended December 31, 1996 and 1997 of those persons who were, at December 31, 1997, the Chief Executive Officer and the other most highly compensated executive officers of the Company who earned more than $100,000 in 1997 (collectively, the "named executive officers").

                           SUMMARY COMPENSATION TABLE

                                                                                     LONG-TERM
                                                                  ANNUAL            COMPENSATION
                                                             COMPENSATION(1)     ------------------
                                                            ------------------       SECURITIES
                                                            FISCAL     SALARY    UNDERLYING OPTIONS
                                                             YEAR       ($)             (#)
                                                            ------    --------   ------------------
B.B. Hollingsworth, Jr....................................   1997     $360,000        200,000
  Chairman, President and Chief Executive Officer            1996       60,000             --
John T. Turner............................................   1997      250,000        205,000
  Senior Vice President -- Corporate Development             1996       12,097        125,000
Scott L. Thompson.........................................   1997      180,000        160,000
  Senior Vice President -- Chief Financial Officer and
     Treasurer............................................   1996        8,710         80,000

---------------

(1) Amounts exclude perquisites and other personal benefits because such compensation did not exceed the lesser of $50,000 or 10% of the total annual salary reported.

STOCK OPTIONS GRANTED IN 1997

     The following table contains certain information concerning stock options granted to the named executive officers in 1997.

                                                   INDIVIDUAL GRANTS
                                         -------------------------------------   POTENTIAL REALIZABLE VALUE
                                         NUMBER OF                                 AT ASSUMED ANNUAL RATES
                                         SECURITIES   EXERCISE OR                OF STOCK PRICE APPRECIATION
                                         UNDERLYING   BASE PRICE                     FOR OPTION TERMS(3)
                                          OPTIONS         PER       EXPIRATION   ---------------------------
                 NAME                    GRANTED(1)    SHARE(2)        DATE          5%             10%
                 ----                    ----------   -----------   ----------   -----------   -------------
B.B. Hollingsworth, Jr. ...............   100,000       $ 2.90        3/25/07     $182,000      $  462,000
                                          100,000        12.00       10/29/07      755,000       1,912,000
John T. Turner.........................    80,000         2.90        3/25/07      145,600         369,600
                                          125,000        12.00       10/29/07      943,750       2,390,000
Scott L. Thompson......................    80,000         2.90        3/25/07      145,600         369,600
                                           80,000        12.00       10/29/07      604,000       1,529,600

------------------

(1) The options expire 10 years from the date of grant. The options vested 16.7% on December 31, 1997 and will vest in 16.7% increments each year thereafter.

(2) The exercise price of the options was based upon the fair market value of the Common Stock on the date of grant.

(3) Calculated based upon the indicated rates of appreciation, compounded annually, from the date of grant to the end of each option term. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in this table will be achieved. The calculation does not take into account the effects, if any, of provisions of the option plan governing termination of options upon employment termination, transferability or vesting.

STOCK OPTION EXERCISES AND FISCAL YEAR-END VALUES

     The following table contains certain information concerning the value of unexercised options at December 31, 1997. None of the named executive officers exercised any stock options during 1997.

                                                 NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                             OPTIONS AT DECEMBER 31, 1997        DECEMBER 31, 1997(1)
                                             ----------------------------    ----------------------------
                                             EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                             -----------    -------------    -----------    -------------
B.B. Hollingsworth, Jr. ..................     33,400          166,600        $102,872       $  513,128
John T. Turner............................     55,110          274,890         210,888        1,051,912
Scott L. Thompson.........................     40,080          199,920         164,595          821,005

---------------

(1) The value of each unexercised in-the-money stock option is equal to the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 1997 of $9.06 and the per share exercise price of the stock option.

COMPENSATION OF DIRECTORS

     Board members other than those employed by the Company receive an annual fee of $6,000 and a fee of $1,500 for attendance at each meeting of the Board. Directors also receive the use of one company vehicle or the economic equivalent. In addition, directors are eligible for grants of stock options and other awards pursuant to the 1996 Stock Incentive Plan. In 1997, Messrs. Duncan and Bidwell each received options to purchase 10,000 shares of Common Stock of the Company for $12.00 per share under the 1996 Stock Incentive Plan.

EMPLOYMENT AGREEMENTS

     Each of the named executive officers have entered into employment agreements with the Company dated November 3, 1997. The employment agreements provide for the following annual base salaries: B.B. Hollingsworth, Jr. -- $360,000; John T. Turner -- $250,000 and Scott L. Thompson -- $200,000.
The employment agreements also provide that such officers' participation in bonus plans will be governed by the bonus and incentive plans adopted by the Board in which the officer is a participant.

     Each employment agreement is for a term of five years, and unless terminated or not renewed by the Company or the employee, the term will continue thereafter on a month-to-month basis terminable at any time by either the Company or the employee, with or without cause, upon thirty days notice. In the event of a termination of employment by the Company without cause or by the employee due to an uncorrected material breach of the employment agreement by the Company, the employee is entitled to receive his or her base salary paid bi-weekly until the end of his contract term. In the event of an involuntary termination of employment following a merger, consolidation or dissolution of the Company or a sale of all its assets, the employee is entitled to a lump sum payment equal to the amount or base pay he is entitled to under the remainder of his contract. The Company is not obligated to pay any amounts to the employee other than his pro rata base salary through the date of his or her termination upon (i) voluntary termination of employment by the employee; (ii) termination of employment by the Company for cause (as defined); (iii) death of the employee; or (iv) long-term disability of the employee. During the period of employment and for a period of three years after termination of employment, the employees are generally prohibited from competing or assisting others to compete with the Company. In addition, during the period of employment and for a period of five years after termination of employment, the employees are generally prohibited form inducing any other employee to terminate employment with the Company.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee's primary responsibilities include reviewing and approving the compensation plans of the officers and certain other employees of the Company and administering the Company's stock option plan.

     EXECUTIVE COMPENSATION. The Compensation Committee believes that compensation of executive officers should not only be adequate to attract, motivate and retain competent executive personnel, but should also serve to align the interests of the executive officers with those of the stockholders. To achieve this goal the Company has adopted both short-term and long-term incentive compensation plans that are dependent upon the Company's performance.

     BASE SALARY. The Company and Compensation Committee have established a pay-for-performance philosophy by generally providing conservative base salaries while emphasizing incentive compensation programs. Executive salary levels have been and will continue to be based on market salary levels, individual performance and the financial performance of the Company.

     INCENTIVE COMPENSATION. The Compensation Committee has adopted an incentive compensation program for its executive officers that is based on the earnings growth of the Company. Dependent upon the performance of the Company, these individuals could earn bonuses up to, but not exceeding, the amount of their base compensation.

     STOCK OPTION PLAN. Stock options are granted to employees, including executive officers, to align their long-term interests with those of the stockholders. Additionally, it allows them to develop and maintain a potentially significant, equity ownership position in the Company.

     EMPLOYEE STOCK PURCHASE PLAN. Generally, under this plan, all employees, including the executive officers, are offered the opportunity to purchase the Company's Common Stock at a 15% discount to market. This is an additional equity incentive the Company has offered to its employees to further promote the enhancement of stockholder value.

     CHIEF EXECUTIVE OFFICER COMPENSATION. As described above, the Company's executive compensation philosophy is based on providing conservative base salaries with emphasis placed on incentive compensation programs, including the compensation of the Company's Chief Executive Officer, B.B. Hollingsworth, Jr. The following discussion summarizes the actions taken with respect to Mr. Hollingsworth's compensation for 1997.

     Base Salary. Mr. Hollingsworth's base salary remained unchanged in 1997 as the Company only recently completed its acquisitions of the Founding Groups and its initial public offering.

     Incentive Compensation. Mr. Hollingsworth received no incentive compensation during 1997 as the Company only recently completed its acquisitions of the Founding Groups and its initial public offering.

     Stock Option Plan. Mr. Hollingsworth was granted options to purchase 200,000 shares of the Company's Common Stock, pursuant to the 1996 Stock Incentive Plan. These awards were based on the factors described above under "Executive Compensation - Stock Option Plan".

     DEDUCTIBILITY. Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to a public company for compensation paid to its chief executive officer and four other most highly compensated executive officers if the compensation of any of such officers exceeds $1 million in a particular year. Qualifying performance-based compensation is not subject to the deduction limit if certain requirements are met. The Company has structured portions of its performance-based compensation of executive officers (such as stock option grants) in a manner that excludes such compensation from the deduction limit. Awards under the Company's Incentive Compensation Plan do not qualify for exclusion from the deduction limit.

     The Compensation Committee does not currently intend to award levels of compensation that would result in a limitation on the deductibility of a portion of such compensation for federal income tax purposes pursuant to Section 162(m) of the Code. However, the Compensation Committee may authorize compensation that results in such limitations in the future if it determines that such compensation is in the best interest of the Company.

     Respectfully submitted by the Compensation Committee of the Board of Directors of the Company,

                                        Bennett E. Bidwell
                                        John H. Duncan

PERFORMANCE GRAPH

     As required by applicable rules of the Securities and Exchange Commission, the performance graph shown below was prepared based upon the following assumptions:

          1. $100 was invested in the Company's Common Stock, the S&P 500 and the Peer Group (as defined below) on October 29, 1997 at the initial public offering price of the Company's Common Stock of $12 per share and the closing price of the stocks comprising the S&P 500 and the Peer Group, respectively, on such date. The Company's Common Stock began trading on the New York Stock Exchange on October 30, 1997.

          2. Peer Group investment is weighted based upon the market capitalization of each individual company within the Peer Group at the beginning of the Period.

          3. Dividends are reinvested on the ex-dividend dates.

     The companies that comprise the Company's current Peer Group are as follows: CarMax Group, Cross-Continent Auto Retailers, Inc., Lithia Motors, Inc., Republic Industries, Inc., Sonic Automotive, Inc. and United Auto Group, Inc.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                                      GROUP 1
               MEASUREMENT PERIOD                   AUTOMOTIVE,                          PEER GROUP
             (FISCAL YEAR COVERED)                      INC.            S&P 500             ONLY
10/97                                                          100               100               100
12/97                                                        75.52            102.87             70.94

RELATED TRANSACTIONS

     Set forth below is a description of certain transactions entered into between the Company and certain of its officers, directors and stockholders.

     John S. Watson, Secretary of the Company, is a partner in the law firm of Vinson & Elkins L.L.P., which is the Company's principal outside counsel. The Company paid $1,575,000 in legal fees to Vinson & Elkins L.L.P. for legal services rendered in 1997.

  THE INITIAL ACQUISITIONS

     In November 1997, the Company acquired, in separate simultaneous transactions, in exchange for $5.4 million, in cash, and 9,074,915 shares of Common Stock, 13 corporations that own automobile dealerships and related operations that were originally part of four separate dealership groups (the "Acquisitions"). The Howard Group consisted of Acura, Chevrolet, Chrysler, Dodge, Eagle, GMC, Honda, Isuzu, Jeep, Mazda, Plymouth, Pontiac and Toyota dealership franchises located in Oklahoma City. The McCall Group consisted of Toyota and Lexus dealership franchises in Houston, Texas. The Smith Group consisted of an Acura dealership franchise in Houston, Honda, GMC, Oldsmobile, Mitsubishi, Lincoln, Mercury and Kia dealership franchises in Beaumont, Texas, a Nissan dealership franchise in Richardson, Texas and two Nissan dealership franchises, one Mitsubishi dealership franchise and one Suzuki dealership franchise in Austin, Texas. The Kingwood Group consisted of Honda and Isuzu dealership franchises in Kingwood, Texas.

     In connection with the Acquisitions, the following directors and officers with their spouses and affiliates received shares of Common Stock as follows:
Mr. Hollingsworth -- 196,368 shares of Common Stock; Mr. Howard -- 2,956,955 shares of Common Stock; Mr. McCall -- 1,461,031 shares of Common Stock; Mr. Smith -- 679,181 shares of Common Stock and Mr. Duncan -- 196,368 shares of Common Stock. In addition, Mr. Howard received $2.3 million in cash in the Acquisitions.

     Bob Howard Automotive-East, Inc. ("Bob Howard East"), a corporation wholly-owned by Mr. Howard, has entered into an agreement to purchase a Chevrolet dealership franchise in Tulsa, Oklahoma (the "Tulsa Dealership") for approximately $2.5 million. This purchase price was funded by a $2.5 million loan, bearing interest at the prime rate plus 100 basis points, from Mr. Howard to Bob Howard East. General Motors Corporation ("GM") has denied its approval of Bob Howard East's acquisition of the Tulsa Dealership due to the Howard Group's failure to meet GM's required CSI score levels. The Company has entered into an agreement to purchase Bob Howard East for the assumption of all Bob Howard East's liabilities, which consist of the $2.5 million loan from Mr. Howard to Bob Howard East. These acquisitions will be consummated immediately upon GM's approval of such acquisitions. Mr. Howard received 592,303 shares of Common Stock in the Acquisitions as consideration for the Tulsa Dealership. These shares will be held in escrow pending the acquisition of the Tulsa Dealership.

     Upon consummation of Bob Howard East's acquisition of the Tulsa Dealership and the Company's acquisition of Bob Howard East, the escrowed shares will be released to Mr. Howard. In this event, the consideration to be paid to Mr. Howard for the Tulsa Dealership will be (i) the 592,303 shares of Common Stock and (ii) the assumption of Bob Howard East's $2.5 million liability to Mr. Howard. This consideration will be paid to Mr. Howard by the Company.

     If these two acquisitions are not consummated with GM's approval by November, 1999: (i) the Company will not acquire the Tulsa Dealership, (ii) Bob Howard East's $2.5 million liability to Mr. Howard will not be assumed by the Company, (iii) Bob Howard East will retain the right to acquire the Tulsa Dealership and (iv) rather than being distributed solely to Mr. Howard, the escrowed shares will be distributed pro rata to the founding stockholders of the Company.

  THE CARROLL ACQUISITION

     On March 16, 1998, the Company closed its acquisition of two Ford dealership franchises in Florida and one Ford dealership franchise in Georgia, all of which were controlled by Mr. Carroll. In consideration of Mr. Carroll's interests in such corporations, he received 1,052,267 shares of the Company's Common Stock or approximately 6.2% of the outstanding shares of the Company's Common Stock and approximately $12.4 million in cash, plus additional contingent consideration based upon the performance, over the five-year period beginning January 1, 1999, of the Company's dealerships for which Mr. Carroll is responsible. The maximum additional consideration to be paid by the Company to Mr. Carroll is $5.3 million ($1.8 million of which is guaranteed), payable in cash and Common Stock in the same proportion as in the initial payment described above. If Mr. Carroll sells in the public market any of the shares of Common Stock received by Mr. Carroll as part of the acquisition consideration between March 16, 2000 and March 19, 2003, the

Company is obligated to pay Mr. Carroll in cash the amount, if any, by which the sale price of Common Stock received by Mr. Carroll in connection with such sale is less than $14 per share.

  LEASES

     North Broadway Real Estate, an Oklahoma limited liability company owned 50% by Mr. Howard and 50% by an unrelated third party leases the real estate and facilities of the Howard collision repair center to the Company. This lease provides for a five-year term ending July 1, 1999 and a monthly rental rate of $9,000, and requires the Company to pay all applicable property taxes, maintain adequate insurance and repair or replace the leased building if necessary.

     Koons Ford, a subsidiary of the Company, has entered into a lease agreement with World Partner Enterprises Ltd, a Florida limited partnership controlled by Mr. Carroll to lease certain land and the facilities that are currently being constructed thereon located in Hollywood, Florida for a monthly rental payment of approximately $167,000 based on the expected cost to construct the facilities. The initial term, which commences upon completion of construction of the facilities, is for ten years and Koons Ford has the right to extend the term of the lease for four five year periods. The initial rent is subject to adjustment based on increases in the Consumer Price Index at the end of the initial term and each five years thereafter. The lease grants Koons Ford a right of first refusal on the property subject to the lease and an option to purchase the property at an independently appraised value.

     Koons Ford is a party to a sublease agreement with Koons Development Company, a Florida general partnership controlled by Mr. Carroll, to lease certain land and facilities located in Hollywood, Florida used by Koons Ford as a Ford dealership. Koons Development Company is the tenant under the main lease, which has a 99 year term. The sublease agreement provides for an initial monthly rental rate of $62,500 per month. The initial term of the sublease, which commenced on March 16, 1998, is for ten years and Koons Ford has the right to extend the term of the sublease for four five year periods. The initial rent is subject to adjustment based on increases in the Consumer Price Index at the end of the initial term and each five years thereafter. The sublease grants Koons Ford a right of first refusal on Koons Development Company's leasehold interest and an option to purchase the same at an independently appraised value.

     Courtesy Ford, a subsidiary of the Company, is a party to a lease agreement with K.C. Partnership, a Florida general partnership controlled by Mr. Carroll to lease certain land and facilities located in Miami, Florida used by Courtesy Ford as a Ford dealership. The agreement provides for an initial monthly rental rate of $67,000 per month. The initial term of the lease, which commenced on March 16, 1998, is for ten years and Courtesy Ford has the right to extend the term of the lease for four five year periods. The initial rent is subject to adjustment based on increases in the Consumer Price Index at the end of the initial term and each five years thereafter. The lease grants Courtesy Ford a right of first refusal on the property and an option to purchase the same at an independently appraised value.

     Perimeter Ford, a subsidiary of the Company, is a party to a lease agreement with K.C. Partnership to lease certain land and facilities located in Atlanta, Georgia used by Perimeter Ford as a Ford dealership. The agreement provides for an initial monthly rental rate of $57,250 per month. The initial term of the lease, which commenced on March 16, 1998, is for ten years and Perimeter Ford has the right to extend the term of the lease for four five year periods. The initial rent is subject to adjustment based on increases in the Consumer Price Index at the end of the initial term and each five years thereafter. The lease grants Perimeter Ford a right of first refusal on the property and an option to purchase the same at an independently appraised value.

     The Company also leases several other facilities from officers, directors and large stockholders of the Company. The Company leases these other facilities under uniform lease agreements (the "Related Party Leases"). The term of the Related Party Lease is for 30 years and is cancelable at the Company's option ten years from execution of the lease and at the end of each subsequent five year period. Additionally, the Company has a right of first refusal to acquire the property. Each Related Party Lease requires the Company to be responsible for taxes, insurance and, in certain circumstances, maintenance. Each of the Related Party

Leases and the rents payable thereunder are described below. Under each of the Related Party Leases, the rent is subject to increases every five years based on increases in the Consumer Price Index.

     Sterling McCall Toyota, a subsidiary of the Company, leases property owned by SMC Investment, Inc. ("SMC Investment") and used by Sterling McCall Toyota as a repair center in Houston, Texas. Mr. McCall and his affiliates own all of the stock of SMC Investment. The lease provides for a monthly rental of $9,000 per month.

     Sterling McCall Toyota, a subsidiary of the Company, leases property that is owned by a partnership of which Mr. McCall is a partner and that is used by Sterling McCall Toyota as a storage lot in Houston, Texas. The lease provides for a monthly rental of $7,000.

     Sterling McCall Toyota, a subsidiary of the Company, leases property that is owned by two partnerships of which Mr. McCall is a partner and that is used by Sterling McCall Toyota as an automobile dealership in Houston, Texas. The lease provides for a monthly rental of $70,000.

     Sterling McCall Lexus, a subsidiary of the Company, leases property that is owned by a partnership of which Mr. McCall is a partner and that is used by SMC Luxury Cars as an automobile dealership in Houston, Texas. The lease provides for a monthly rental of $70,000.

     Sterling McCall Lexus, a subsidiary of the Company, leases property that is owned by Mr. McCall and that is used by Sterling McCall Lexus as a repair center in Houston, Texas. The lease provides for a monthly rental of $6,500.

     Mike Smith Autoplaza, a subsidiary of the Company, leases property owned by a general partnership, of which the children of Mr. Smith are partners. The property is used by Mike Smith Autoplaza as an automobile dealership in Beaumont, Texas. The lease provides for monthly rental payments of $46,500.

     Round Rock Nissan, a subsidiary of the Company, leases property owned by SKLR Round Rock, L.L.C., a Texas limited liability corporation in which Mr. Smith has an ownership interest. The property is used by Round Rock Nissan as an automobile dealership in Round Rock, Texas. The lease provides for monthly rental payments of $32,000.

     Bob Howard Automall, a subsidiary of the Company, leases two properties owned by Mr. Howard and used by Bob Howard Automall as automobile dealerships in Oklahoma City, Oklahoma. These leases relating to these properties provide for aggregate monthly rentals of $85,862.

     Bob Howard Chevrolet, a subsidiary of the Company, leases property owned by Mr. Howard and used by Bob Howard Chevrolet as an automobile dealership in Oklahoma City, Oklahoma. The lease relating to this property provides for a monthly rental of $48,500.

     Bob Howard Toyota, a subsidiary of the Company, leases property owned by Mr. Howard and used by Bob Howard Toyota as an automobile dealership in Oklahoma City, Oklahoma. The lease relating to this property provides for a monthly rental of $33,500.

  OTHER

     Sterling McCall Toyota and Sterling McCall Lexus have entered into an agreement with Dealer Solutions, L.L.C. ("DSL") pursuant to which DSL is to provide management information systems software and related services to the dealerships. Pursuant to the agreement, the dealerships will pay a monthly maintenance fee of approximately $2,500 until the earlier of the time the dealerships' existing contract for such services with a different vendor terminates or March 1999, at which time the monthly maintenance fee will increase to approximately $12,500 per month for the remainder of the five year term of the agreement. After an initial five-year term, this agreement is subject to successive automatic one-year extensions with the same terms and fees unless terminated by either party with thirty days notice. In addition, upon installation of the software system at Sterling McCall Lexus, an installation fee of $20,000 will be paid to DSL. No installation fee has been paid by Sterling McCall Toyota. Mr. McCall, his affiliates and family members own approximately 18% of DSL. The Company is only committed to implement this system in Sterling McCall

Toyota and Sterling McCall Lexus. The Company does not currently have any plans to implement this system in its other dealerships. The Company believes that the Company will acquire these systems from DSL on terms, taken as a whole, that are no less favorable than those that could be obtained from non-affiliated third parties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Duncan, who is on the Compensation Committee, was a stockholder of one of the corporations (Foyt Motors, Inc.) that was acquired by the Company in the Acquisitions in November 1997. In consideration for his interest in Foyt Motors, Inc., he received 196,368 shares of the Company's Common Stock.

                                     ITEM 2

                      PROPOSAL TO RATIFY THE SELECTION OF
                            INDEPENDENT ACCOUNTANTS

APPOINTMENT OF ARTHUR ANDERSEN LLP

     The Board, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP, Certified Public Accountants, as the Company's independent accountants for the year ended December 31, 1998, subject to ratification of this appointment by the stockholders of the Company. Arthur Andersen LLP performed audit services in connection with the examination of the financial statements of the Company and its subsidiaries for the year ended December 31, 1997 and is considered by management of the Company to be well qualified. If this proposal does not receive a majority vote at the meeting, the Board will reconsider the appointment. Representatives of Arthur Andersen LLP will be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and to answer appropriate questions.

     THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY.

                                     ITEM 3

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matter should be presented at the meeting upon which a vote properly may be taken, shares represented by all duly executed proxies received by the Company will be voted with respect thereto in accordance with the best judgment of the persons designated as the proxies.

                               OTHER INFORMATION

STOCKHOLDERS PROPOSALS

     Pursuant to various rules promulgated by the Commission, any stockholder who wishes to submit a proposal for inclusion in the proxy material and for presentation at the 1999 Annual Meeting of Stockholders must forward such proposal to the Secretary of the Company, at the address indicated on page 1 of this proxy statement so that the Secretary receives it no later than December 22, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     The Company believes that, except as set forth below, during the year ended December 31, 1997, all Section 16(a) filing requirements applicable to the Company's directors, executive officers and greater than 10 percent beneficial owners were complied with. Mr. Hollingsworth mistakenly reported the purchase of 100 shares of Common Stock acquired on October 30, 1997 on a Form 5 dated February 9, 1998 instead of on a Form 4.

VOTING OF SHARES COVERED BY PROXIES

     The persons designated to vote shares covered by proxies intend to exercise their judgment in voting such shares on other matters that may come before the Annual Meeting. Management does not expect, however, that any matters other than those referred to in this Proxy Statement will be presented for action at the Annual Meeting.

                                            By Order of the Board of Directors

                                            /s/ JOHN S. WATSON
                                            John S. Watson
                                            Secretary

Houston, Texas
April 21, 1998

--------------------------------------------------------------------------------


                                     PROXY

                            GROUP 1 AUTOMOTIVE, INC.
                            950 ECHO LANE, SUITE 350
                              HOUSTON, TEXAS 77024

                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 28, 1998

        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

         The undersigned stockholder(s) of Group 1 Automotive, Inc. a Delaware corporation (the "Company"), hereby appoints B.B. Hollingsworth, Jr., and Scott
L. Thompson, and each of them, attorneys-in-fact and proxies of the undersigned, with full power of substitution, to represent and to vote all shares of common stock of the Company that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at the Chase Bank of Texas, 707 Travis, Mezzanine Level, Houston, Texas 77002, at 10:00 A.M., local time, on Thursday, May 28, 1998, and at any adjournment thereof.

                          (CONTINUED ON REVERSE SIDE)


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

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED.                          PLEASE MARK
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" PROPOSALS 1 AND 2.                                       YOUR VOTE AS  [X]
                                                                                                                  INDICATED IN
                                                                                                                  THIS EXAMPLE.




1. Election of Directors                                Nominees: Sterling B. McCall, Jr., and Bennett E. Bidwell

    FOR all nominees              WITHHOLD              INSTRUCTION: To withhold authority to vote for any individual nominee, write
   (except as noted              AUTHORITY              that nominee's name in the space provided below.
    to the contrary)      to vote for all nominees
          [ ]                       [ ]                 ----------------------------------------------------------------------------


2. Ratification of the appointment of Arthur Andersen LLP       In their discretion, such attorneys-in-fact and proxies are
   as independent accountants of the Company for the            authorized to vote upon such other business as properly may come
   fiscal year ending December 31, 1998.                        before the meeting.

         FOR     AGAINST     ABSTAIN
         [ ]       [ ]         [ ]                                       I will [ ]   will not [ ]   be attending the meeting


                                                                                      YOU ARE REQUESTED TO COMPLETE, DATE, SIGN, AND
                                                                                      RETURN THIS PROXY PROMPTLY. ALL JOINT OWNERS
                                                                                      MUST SIGN. PERSONS SIGNING AS EXECUTORS,
                                                                                      ADMINISTRATORS, TRUSTEES, CORPORATE OFFICERS,
                                                                                      OR IN OTHER REPRESENTATIVE CAPACITIES SHOULD
                                                                                      SO INDICATE.

                                                                                      Date:___________________________________, 1998

                                                                                      ----------------------------------------------
                                                                                      Signature

                                                                                      ----------------------------------------------
                                                                                      Signature

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